EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-131503) pertaining to the 2005 Long-Term Incentive Plan and 2006 Employee Stock Purchase Plan of Texas Capital Bancshares, Inc.;

(2)	Registration Statement (Form S-8 No. 333-109482) pertaining to the 1999 Omnibus Stock Plan of Texas Capital Bancshares, Inc.;

(3)	Registration Statement (Form S-8 No. 333-166954) pertaining to the 2010 Long-Term Incentive Plan of Texas Capital Bancshares, Inc.; and

(4)
Registration Statement (Form S-3 No. 333-196339) pertaining to the registration of senior debt securities, subordinated debt securities, convertible debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts and stock purchase units.

(5)	Registration Statement (Form S-8 No. 333-204357) pertaining to the 2015 Long-Term Incentive Plan of Texas Capital Bancshares, Inc.

of our reports dated February 18, 2016, with respect to the consolidated financial statements of Texas Capital Bancshares, Inc., and the effectiveness of internal control over financial reporting of Texas Capital Bancshares, Inc., included in this Annual Report (Form 10-K) of Texas Capital Bancshares, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Dallas, Texas
February 18, 2016